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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                   FORM 8-K
                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    Of the Securities Exchange Act of 1934

                                April 28, 1999

               Date of Report (Date of earliest event recorded)

                               BB&T Corporation

            (Exact name of registrant as specified in its charter)

                        Commission file number: 1-10853

            North Carolina                              56-0939887
       (State of Incorporation)            (I.R.S. Employer Identification No.)

        200 West Second Street
     Winston-Salem, North Carolina                         27101

(Address of Principal Executive Offices)                 (Zip Code)


                                (336) 733-2000
             (Registrant's Telephone Number, Including Area Code)

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                          This Form 8-K has 36 pages.


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Item 5. Other Events

        The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation ("BB&T") has entered into a definitive agreement to acquire First Liberty Financial Corp. ("First Liberty") of Macon, Georgia, in a $500 million stock swap that will give BB&T its second Georgia bank.

        First Liberty, with $1.7 billion in assets, operates 39 banking offices and 13 consumer finance offices in Macon and Savannah, Georgia, and neighboring areas. Its principal subsidiaries include First Liberty Mortgage Corp. and OFC Capital Corp., an equipment leasing subsidiary.

        The transaction, approved by the directors of both companies, will be accounted for as a pooling of interests. Based on BB&T's closing price of $39.00 on Monday, April 26, 1999, First Liberty shareholders will receive .8525 shares of BB&T common stock for each First Liberty share, worth $33.25.

        The final exchange ratio will be determined based on a pricing period prior to closing. First Liberty shareholders will receive $33.25 worth of BB&T common stock if BB&T's average price during the pricing period is between $38.22 and $39.12. If BB&T's price is less than $38.22, shareholders will receive a fixed exchange ratio of 0.87. If BB&T's price is more than $39.12, they will receive a fixed exchange ratio of 0.85.

        First Liberty President and Chief Executive Officer Robert Hatcher will be named president of BB&T's Georgia Operations. BB&T's newest region will be headquartered in Macon and First Liberty Executive Vice President Larry Flowers will be named its president.

        First Liberty operates banking offices in Macon and Savannah, and the following locations: Adel, Butler, Byron, Douglas, Forsyth, Fort Valley, Milledgeville, Nashville, Roberta, Swainsboro, Sylvania, Tifton, Valdosta, Vidalia, Warner Robins and Waycross.

        The merger, which is subject to the approval of the First Liberty shareholders and banking regulators, is expected to be completed in the fourth quarter of 1999.


Item 7. Exhibits

99.1    Analyst Presentation Materials




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                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BB&T Corporation
                                          (Registrant)

                                        By:  /s/ Sherry A. Kellett
                                           ----------------------------
                                           Sherry A. Kellett
                                           Senior Executive Vice President
                                             and Controller
                                             (Principal Accounting Officer)

Date: April 28, 1999.